RF INDUSTRIES, LTD.	For Immediate Release
RF Connectors/Aviel/Neulink/Bioconnect

Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@berkmanassociates.com	Company Contact: Howard F. Hill President/CEO (858) 549-6340
RF Industries' Second Quarter Sales Increase 27%
To a Record $3,578,000; Net Income is $0.04 Per Share

SAN DIEGO, CA., -- June 14, 2005 -- RF INDUSTRIES, LTD., (NASDAQ:RFIL) announced today that net sales for the three months ended April 30, 2005 increased 27% to a quarterly record $3,578,000, compared to net sales of $2,821,000 in the same quarter last year. Net income was $163,000, or $0.04 per diluted share, compared to $351,000, or $0.10 per diluted share, in the same period last year.

For the six months ended April 30, 2005, net sales increased 22% to $6,446,000, compared to net sales of $5,271,000 in the first half of fiscal 2004. Net income was $370,000, or $0.10 per diluted share, compared to net income of $585,000, or $0.16 per diluted share in the same period last year.

Howard Hill, president and CEO of RF Industries, said, "Record second quarter sales reflect an 18% increase in RF Connector and cable assembly sales to $2,993,000, an 11% increase in Neulink sales to $197,000 and a 69% increase in Bioconnect sales to $165,000. Aviel sales are on track and are meeting expectations. We are extremely pleased with these strong sales gains from RFI’s business units.”

Hill noted that increases in materials and labor expenses at RF Connector, combined with inventory adjustments at the Neulink Division, reduced overall second quarter gross margins. “Operating profitability for the second quarter and first six months of fiscal 2005 primarily has been affected by expenses of $240,000 and $340,000, respectively, for compliance with the Sarbanes-Oxley act. We anticipate Sarbanes-Oxley compliance expenses will decline in the coming quarter,” said Hill.

At April 30, 2005, RFI reported cash and cash equivalents of $4,565,000, working capital of $10,263,000, a 14 to 1 current ratio, no long-term debt and stockholders' equity of $10,963,000, or $3.59 per share.

RFI's RF Connectors division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.

RF INDUSTRIES, LTD.
Condensed Statements of Income
(in thousands except share and per share amounts)(unaudited)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2005	2004	2005	2004
Net sales	$3,578	$2,821	$6,446	$5,271
Cost of sales	1,983	1,396	3,385	2,601
Gross profit	1,595	1,425	3,061	2,670

Operating expenses:
Engineering	135	102	289	217
Selling and general	1,194	726	2,184	1,486
Total expenses	1,329	828	2,473	1,703
Operating income	266	597	588	967
Interest income	22	1	38	7
Income before provision for income taxes	288	598	626	974
Provision for state & federal income taxes	125	247	256	389
Net income	$163	$351	$370	$585
Earnings per share - basic	$0.05	$0.12	$0.12	$0.21
Earnings per share - diluted	$0.04	$0.10	$0.10	$0.16
Weighted average shares outstanding - basic	3,046,960	2,882,408	3,027,543	2,835,294
Weighted average shares outstanding - diluted	3,807,905	3,656,887	3,813,817	3,595,492

Condensed Balance Sheets

	April 30,	October 31,
	2005	2004
	(Unaudited)

Cash and Cash Equivalents	$4,564,823	$4,497,322
Trade Accounts Receivable, net	2,044,027	1,516,035
Inventories, net	3,932,877	3,789,958
Other Current Assets	496,169	456,138
Total Current Assets	11,037,896	10,259,453

Equipment and Furnishings, net	497,062	563,040
Other Assets	256,149	248,229
Total Assets	$11,791,107	$11,070,722

Total Current Liabilities	$774,612	$563,056
Deferred Tax Liabilities	53,000	53,000
Total Liabilities	827,612	616,056

Total Stockholders' Equity	10,963,495	10,454,666
Total Liabilities & Stockholders' Equity	$11,791,107	$11,070,722